DEEP ZONE Aquatic Center LLC

DEEP ZONE Aquatic Center at depths of up to 130 feet, will serve as a recreational & training hub for families, swimmers, snorkelers, scuba divers, free divers, and other aquatic enthusiasts. Additionally, we plan to cater to medical and commercial needs by providing facilities for testing.



Invest

$99 minimum investment

DEADLINE: August 30, 2024

in 3 months

UNIT PRICE

$1

TOTAL RAISED

$0

VALUATION

$4,000,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Starting a business is a journey often fueled by personal passion and a desire to make a meaningful impact. For our family, the motivation to embark on this entrepreneurial endeavor stemmed from a chance encounter with the idea of creating a unique aquatic facility. The initial spark ignited when we stumbled upon a discussion about a similar facility in Poland on social media. Responding with a simple "we have the land" was the catalyst that unexpectedly set this venture in motion.

The consensus among family, peers and enthusiasts was unanimous: there's a gap in the market. This realization prompted the question: when are we going to start?

Recognizing the gap in the market, we saw an opportunity to create more than just a scuba destination. Our facility was conceived not just as a business opportunity but also as a platform for exploration and connection, where individuals can engage in recreational activities and contribute to meaningful causes. Through initiatives supporting medical research, environmental stewardship, and charitable causes, we aim to create a positive social impact while providing exhilarating experiences.

"Come experience zero gravity with us"


KITTIWAKE

Deep Zone team: Bob – Jake – Josh – Sangie | Grand Cayman - family meeting – USS Kittiwake

SUCCESS TO DATE

Success Milestones: Highlights of Our Company's Achievements

- 92% of our dive reservations for the first 3 months are already booked via our waiting list, with 28% booked within the first 24 hours, all achieved with a zero-dollar ($0) advertising budget.
- Design and Engineering for the project is approximately 75% complete.
- The Geotechnical soil boring and Engineering study down to 150’ is complete.
- We have preliminary Structural, Electrical, Filter, Site and Building drawings.
- Design (proprietary) for water temperature control (heated year round) complete.
- Majority of project soft costs covered by founder-owner.
- Deep Zone's convenient location in Harris County, just 5 minutes off the Gulf Freeway.
- Property annexed into local MUD (Municipal Utility District) to supply water & sewer.
- Water and sewer connections on site, ready for use.
- Site and detention pond flood control drawings reviewed by Harris County.
- Site has been partially cleared and grubbed.
- All weather road has been installed for access to the site.
- Deep Zone is family-owned, occupied, and managed.
- Gaining major traction and Worldwide interest.


DEEP ZONE
Preliminary
Not for construction

PROBLEM

Currently, there are no facilities in Texas or the entire USA where water enthusiasts can swim, snorkel, scuba dive or free dive safely in a controlled environment year-round, at depths of up to 130 feet.

This absence leaves a significant demand unmet in the **$11 billion dollar** a year scuba industry in the USA, where **Texas** ranks **#3**.

According to research, 24.15% of divers cited the lack of local diving opportunities as a barrier to diving more often (2023).



SOLUTION



Exploring the Depths with Deep Zone Aquatic Center

At Deep Zone Aquatic Center, we're addressing this need head-on by pioneering the first-of-its-kind facility offering year-round diving experiences, revolutionizing the industry and meeting the needs of water enthusiasts nationwide.

Embodying the essence of curiosity and discovery, our center, reaching depths of up to 130 feet, is where adventure meets exploration. Today, we're proud to share our progress towards realizing this dream.


Preliminary
Not for construction

Prioritizing customer well-being and marine ecosystem preservation ensures every dive is both exhilarating and sustainable.

Each milestone, from facility foundation to strategic partnerships, propels us closer to our vision.



Additional DEEP ZONE Aquatic Center Highlights:

- We are proud to say that we plan to be one of only five deep pools in the world, setting us apart on a global scale.
- While two similar facilities are either planned or in the planning stages in the USA, DEEP ZONE Aquatic Center aims to be the first.
- We aim to be a must-visit spot, drawing visitors from across the USA and around the world.
- We plan to cater to medical and commercial needs by providing facilities for testing underwater equipment.


Tarp Canopy on Steel Frame
Dive Shop
Lounge Area
Deep Zone Reception and amenities
Bar/Caffe
Pump Room
Competition Diving Ramp
DEEP ZONE
20' - 40' - 60' - 130' Diving Depths
120' non Olympic swimming lanes
Interconnected Cave system with different depths and difficulty levels


DEEP
Zone
130'
AQUATIC CENTER

- Concrete Investment Opportunity: Investors in Deep Zone Aquatic Center are not just investing in an idea; they're investing in a tangible, brick-and-mortar facility. Our investors have the opportunity to visit, touch, and experience the progress firsthand. It's a real, concrete investment that offers a unique hands-on experience for those looking to be part of our journey.
- Competition: We believe we have no competition. There are no competitors anywhere in Texas or the United States that offer the unique experience and facilities that DEEP ZONE Aquatic Center provides.
- Popularity: 92% of our dive reservations for the first 3 months are already booked via our waiting list, with 28% booked within the first 24 hours, all achieved with a zero-dollar ($0) advertising budget.



Here are a few mockups of our facility:


20'
40'
20'


20'


DEEP ZON
60'

BUSINESS MODEL

Diverse Planned Revenue Streams

Our business model plans to encompass sales to both businesses and consumers, catering to a wide range of audiences, including but not limited to:

– SCUBA divers
– Freedivers
– Snorkelers
– Swimmers
– Retail Sales
– Dive Shops
– Certifications
– Professional Dive organizations
– Memberships
– Advertising
– Special Events
– Manufacturers
– Testing Agencies
– Fire and Police Department Rescue Units
– Girl Scouts
– Boy Scouts

We have received inquiries from the above entities, expressing interest in utilizing Deep Zone in various capacities.

MARKET

Market Insights: Unveiling Opportunities with Recent Statistics and Visual Data

- In the USA the recreational scuba diving and snorkeling industry contribute about $11 Billion in sales annually.
- The scuba diving industry overall is forecast to grow 5.5% through 2030.
- In 2023, California ranked #1 for new diver certifications, the annual direct expenditures from scuba diving in the state ranged from $161 million to $323 million.
- According to the 2024 DEMA report, in 2021, 2022 & 2023 Texas ranked #3 in the USA for new diver certifications.
- At Deep Zone, our goal is to capture a significant share of the diving market in Texas.
- The average diver in the USA will make 18.5 dives per year (2021).
- In 2020 there were 2.588 million divers in the USA.
- According to research, 24.15% of divers cited the lack of local diving opportunities as a barrier to diving more often (2023).
- There are approximately 11 million snorkelers in the USA (2020).

Sources

- 71 pages - DEMA 2023 Diver Behavioral Research Project Results
- 20 pages - Diving Industry Report Excerpt
- 8 pages - DEMA 2024 Diving Fast Facts for Scuba Diving & Snorkeling

TEAM



Robert Gardiner
Founder - Manager

1998 to present – Founder /Owner /President /Master Electrician at Millennium Plus Electrical Contractors. Specializing in Electrical, Control and Instrumentation building Water & Wastewater plants implementing and designing electrical, instrumentation and controls for pumps and processes.
2021 to present - Deep Zone Aquatic Center.
SCUBA diver since 14 years old.
Certified PADI Pro.



Sangie Gardiner
Sales & Marketing

Over 30 years experience in Sales and Marketing.
1986 - 1989 Scripps Howard / United Media Park Ave. NY
1990-1994. Territory Manager Uniforms To You Chicago, Ill
1995-2000 Territory Manager / Top Sales Producer for Pennzoil / Quaker State Houston, Tx.
2009-2023 Director of Nonprofit Organization Friendswood Fine Arts
2000-present Secretary/ Treasurer - Millennium Plus Electrical Contractors
2011 - Certified Scuba Diver
2020-present USA Benefits Group Health Insurance Solutions
2023- present Deep Zone Aquatic Center



Jake Gardiner
R & D and Media / Public Relations

As a certified SCUBA diver since 2011 and an Eagle Scout of Troop 442, I've cultivated a profound reverence for nature and a steadfast dedication to environmental stewardship. Through this project, my aim is to foster an environment where my passion for marine conservation and education can resonate positively within my community. Leveraging my decade of sales experience and Bachelor's Degree from Baylor University, I am equipped with the interpersonal skills and business acumen necessary to drive this initiative to fruition. It is my father's dream to build a facility that not only provides a safe environment for learning, training, and recreational enjoyment, but excites the next generation of people to get out there and explore. I want to make that dream a reality.



Josh Gardiner
Operations & Logistics

Best Shot Range – live range- assist with logistics and management/safety/maintenance.
Cabella's Sporting goods – gun vault inventory / ATF compliance / background checks / Retail / import & export firearms
Millennium Plus Electrical Contractors - Office / apprentice electrician / inventory & purchasing
2023 to present - Deep Zone Aquatic Center
Certified SCUBA diver 2011
Eagle Scout Troop 442



Chris McIntosh

Advisor

Christian McIntosh, Master Sergeant Retired
I joined the Army in 1988. My first assignment was with the 75th Ranger Regiment at Ft. Benning, GA where I participated in Operation Just Cause in 1989. I attended Ranger school in 1990 and left the Rangers in 1993. I served in various specialty units until 2001 when I went to Special Forces selection. I served on an Operational Detachment Alpha (ODA) "A-Team" as a Special Forces Medical Sergeant for 11 years until achieving the position of Special Forces Team Sergeant for another 6 years. I had multiple rotations in Iraq, Afghanistan and other countries. Some awards and qualifications include: 3 Bronze Stars, Ranger Tab, Special Forces Tab, Master Parachutists, Pathfinder, Air Assault and other qualifications. I served my country honorably for 30 years and am fully retired.
Advanced SCUBA diver certification - 1993.
Training to be a PADI Pro.



Israel Hillyer

Advisor

US Army Ret.
Israel Hillyer US Army Retired Special Forces and Ranger Bn 20+ years.
Advanced scuba diver certified.
Full time investor since 2018.
Accredited investor since 2020.

INVESTOR INVITATION

We are thrilled to extend to you an invitation to join us on an extraordinary journey—a journey that goes beyond financial returns and delves into the realm of purpose and passion.

At Deep Zone Aquatic Center, we believe that our mission and vision have the power to emotionally connect with investors on a profound level, offering a unique opportunity to be part of something truly transformative.

We believe our startup is poised to introduce something truly groundbreaking to the USA—a facility unlike any other, where people of all capabilities can come together to learn, practice, and enjoy the water. With 71% of the world covered by water, and a staggering 96.5% of that being in oceans, the potential for exploration and discovery is endless. Our vision is to create a space where individuals can not only develop their water skills but also deepen their understanding of oceans and coral reefs.

But our mission extends far beyond just offering swimming lessons or advanced tech training. We aim to promote overall aquatic safety and accessibility, ensuring that everyone, regardless of ability, has the opportunity to experience the joy and wonder of being in the water. This includes individuals with disabilities whom we are committed to supporting and empowering through tailored programs and assistance.

So, why do we believe investors like you would emotionally connect with our mission and vision?

- **Shared Purpose:** Our mission to promote water enjoyment, safety, and accessibility resonates with a universal desire to connect with nature and foster inclusivity. Investors who share our passion for making a positive impact in people's lives and the world around us are likely to be deeply inspired by our mission.
- **Human Connection:** Our focus on helping individuals of all capabilities aligns with fundamental human values of empathy, compassion, and inclusion. Investors who are drawn to businesses with a strong sense of social responsibility and community engagement may find our startup particularly compelling.
- **Tangible Impact:** By investing in Deep Zone Aquatic Center, investors have the opportunity to not only support a financially viable business but also to directly contribute to meaningful social and environmental outcomes. The emotional satisfaction of knowing that their investment is making a tangible difference in the lives of individuals and the health of our oceans can be a powerful motivator for investors.

So, how can investors like you become part of the emotional journey our startup is on?

- **Engage with Our Mission:** We invite investors to immerse themselves in our mission and vision, to understand the profound impact we aim to create, and to align their investment with our shared values.
- **Collaborate and Contribute:** Investors can become active partners in our startup by offering their expertise, insights, and resources to help us achieve our goals. Whether it's providing strategic guidance, making introductions, or offering mentorship, investors have the opportunity to play a pivotal role in our success.
- **Share in Our Triumphs and Challenges:** As we navigate the highs and lows of building a startup, investors can share in our triumphs and challenges, celebrating our successes and providing support during times of difficulty. Together, we can weather the storms and celebrate the victories, knowing that we are making a meaningful impact together.

In summary, we believe that investors who are seeking more than just financial returns can find a home at Deep Zone Aquatic Center. We invite you to join us on this emotional journey of empowerment, innovation, and social impact.

Thank you for considering Deep Zone Aquatic Center as a potential investment opportunity. We look forward to the possibility of working together to create a brighter future for all.



USE OF PROCEEDS

If the offering's maximum amount of $500,000 is raised:

Use	Value	% of Proceeds
Finish & Complete Site Clearing & Grubbing	$21,550	4.3%
Offices & Warehouse rent & utilities	$26,000	5.2%
CPA & Attorney fees	$28,000	5.6%
SEC, Transfer & Filing fees	$11,000	2.2%
Surveyor - establish elevations & control points	$4,000	0.8%
Finish & Complete Engineering	$75,000	15.0%
Permits	$5,500	1.1%
Temporary Electrical service	$15,000	3.0%
Temporary Fence (security & construction)	$6,600	1.3%
SWPPP- Storm Water Pollution Prevention Plan	$11,600	2.3%
Sitework - prelim drainage	$32,550	6.5%
Major Equipment down payment to lock in pricing (refundable)	$150,000	30.0%
Developer / Manager	$40,000	8.0%
Contingency Funds- to be held (non-taxable) to get us to the next level	$48,700	9.7%
Intermediary fees	$24,500	4.9%

TERMS

This is an offering of Common F Units, under registration exemption 4(a)(6), in DEEP ZONE Aquatic Center LLC. This offering must raise at least $10,000 by August 30, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. DEEP ZONE Aquatic Center LLC may issue additional securities to raise up to $500,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

4,500,000 units
× $1 per unit

$4,500,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook

UPDATES

May 31, 2024 • Primary offering of 500,000 units at $1

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